EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (the "Agreement") dated April 23, 2001, between PROXYMED, INC., a Florida corporation ("Buyer"), with its principal business address at 2555 Davie Road, Suite 11, Fort Lauderdale, Florida 33317, and MDP CORPORATION, a Georgia corporation ("Seller"), with its principal business address at 1575 Northside Drive, Suite 470, Atlanta, Georgia 30318 and DAVID AIKEN, the sole shareholder of Seller ("Shareholder"), who resides at 2460 Peachtree Road, Atlanta, Georgia 30305. Seller and Shareholder are sometimes collectively referred to in this Agreement as "Selling Parties".

         Buyer desires to purchase from Seller and Seller desires to sell to Buyer, on the terms and subject to the conditions of this Agreement, substantially all of the medical data processing ("MDP") assets and MDP Business of Seller (the "Business").

         THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties agree as follows:

ARTICLE 1. TRANSFER OF MDP ASSETS AND ASSETS EXCLUDED FROM TRANSFER TO BUYER

         Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, transfer, assign and deliver to Buyer, and Buyer agrees to purchase from Seller at the Closing described in Article 3 hereof, substantially all of the MDP assets and properties related to the Business of Seller of every kind, character and description (except for real property and other assets specifically excluded), whether tangible, intangible, personal or mixed, and wherever located, all of which are sometimes collectively referred to in this Agreement as the "MDP Assets" or "Assets", including the following:

         1.1 Contracts and Agreements. All right, title and interest of Seller in the contracts and licenses that Seller has relating to the Business, other than those specifically referred to elsewhere in this Agreement, and as more fully described on SCHEDULE 1.1 (for patient statement agreements for which Seller need only provide a list of current customers), to be assumed by Buyer pursuant to Article 4 (such contracts, agreements and licenses together collectively referred as the "Contracts"). Seller shall provide Buyer with copies of all contracts listed on SCHEDULE 1.1 prior to Closing.

         1.2 Equipment. All of Seller's right, title and interest in the furniture, fixtures, equipment, computer hardware, paper, envelopes and office supplies and other tangible personal property of every kind and description that are located upon or within the real property of Seller, and/or are owned or leased by Seller, and/or are utilized in connection with the Business (whether or not upon or within the real property), a list of the fixed assets of such items is attached to SCHEDULE 1.2 (hereinafter referred to collectively as the "Equipment").

         1.3 Software Programs, Licenses and Contracts. All of Seller's right, title and interest to all owned or leased software programs, and all other contracts, agreements,


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licenses and other commitments and arrangements, oral or written, with any person or entity respecting the ownership, license, acquisition, design, development, distribution, marketing, use or maintenance of software programs, source and object codes, related technical or user documentation and databases relating to the Business, as more fully described on SCHEDULE 1.3, including all licenses for off-the-shelf, generally available software (hereafter referred to collectively as the "Software Programs"), to be assumed by Buyer pursuant to
Article 4.

         1.4      Cash, Accounts Receivables and Accounts Payable.

                  (a) Cash, accounts receivables at face amount with an invoice date of ninety (90) days or less prior to the Closing Date, less general accounts payable at face amount and accrued liabilities for which invoices have not been received resulting from obligations of Seller due and owing in the course of the Business prior to the Closing Date (other than those accounts payable specifically referred to in this agreement or a schedule hereto) in a net amount of $475,000 (i.e., cash, plus accounts receivable less accounts payable) on the Closing Date.

                  (b) All accounts receivable with an invoice date more than ninety (90) days prior to the Closing Date.

                  (c) Selling Parties represent and warrant that the accounts receivables referred to in Section 1.4(a) are valid and arose from bona fide sales and deliveries of goods, performance of services or other transactions in the ordinary course of Seller's Business.

         1.5 Accounts Receivable. In the event that Seller does not transfer to Buyer all of Seller's accounts receivable described in Section 1.4(a), Buyer shall collect for Seller's account such unassigned accounts receivable and remit to Seller the proceeds of such collections once a week.

         1.6 Other Intangibles. All trade names, trademarks, service marks, copyrights, patents, patent rights, licenses, brand names, trade secrets, technical know-how, goodwill, rights, if any, to domain names and phone numbers and other intangibles relating to the Business as more fully described on
SCHEDULE 1.6.

         1.7 Prepaid Expenses and Deposits. Except as otherwise provided in this Agreement or any exhibits attached hereto, all prepaid expenses and other prepaid items and deposits (except customer and client deposits which are liabilities subject to Section 2.1 (e) relating to the Business.

         1.8 Excluded Assets. The following assets of Seller shall not be acquired by Buyer and shall be deemed excluded assets (collectively, the "Excluded Assets"):

                  (a) Seller's minute books, accounting books and records and other books and records relating to internal governance matters, and any books and records not related to the Business and operations thereof;


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                  (b)      All claims, rights or interest of Seller in and to
         any refunds of federal, state or local franchise, income or other Taxes or fees of any nature whatsoever which relate solely to any period prior to the Closing Date;

                  (c)      all pieces of artwork owned by the Selling Parties;

                  (d)      one 1997 Land Rover SUV;

                  (e) $17,000 promissory note from Dusten Godfrey to Seller; and

                  (f) one chest of drawers and an armoire located at Shareholder's residence.

                  1.9 All Property Not Elsewhere Described. Except as described in SCHEDULE 1.8, all other properties of Seller of every kind, character or description owned, used or held for use (whether or not exclusively) in connection with Seller's MDP Assets and Business, wherever located and whether or not similar to the things set forth elsewhere in this
Article 1, including, without limitation, all employee and personnel records and files, all sales and marketing records and materials, any software or equipment related warranties and manuals, and copies of all accounting and financial records that Buyer or its independent accountants deem necessary to carry on the Business.

ARTICLE 2. PURCHASE PRICE

         2.1 Payment of Purchase Price. In consideration for the transfer and assignment by Seller of the MDP Assets and in consideration of the representations, warranties and covenants of Selling Parties set forth herein, Buyer shall pay Seller a total of Ten Million Dollars ($10,000,000) ("the Purchase Price") as follows:

                  (a) Three Million Dollars ($3,000,000) in immediately available funds at the Closing as more fully described in Section 3.2 hereof; and

                  (b) Seven Million Dollars ($7,000,000) twelve (12) months after the Closing Date in immediately available funds as more fully described in Section 3.2; and

                  (c) Buyer shall assume and satisfy when due, and shall indemnify Seller against, liabilities and obligations of Seller under the contracts or other agreements specified on SCHEDULE 4, but only to the extent that such liabilities or obligations accrue on or after the Closing Date; and

                  (d) Buyer shall assume and satisfy, and shall indemnify Seller from and against all debts, liabilities, accounts payable and obligations of Buyer due and owing in the ordinary course of the Business on or after the Closing Date,.

                  (e) Buyer shall assume and satisfy when due Seller's obligations with respect to deposits which Seller's customers or clients have made for postage and services that may have to be returned to the customer or client as follows:


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                           (i)      in the aggregate amount of $125,000 based
                  upon customer or client requests for deposit returns submitted within eighteen (18) months from the Closing Date.

                           (ii) Seller shall be responsible for any customer or client requests for deposit refunds submitted within eighteen (18) months from the Closing Date in excess of $125,000.

                           (iii) Buyer shall be responsible for all client and customer deposit refunds submitted by the customer or client after eighteen (18) months from the Closing Date.

         2.2 Allocation of Purchase Price. The parties agree that the Purchase Price shall be allocated as set forth on SCHEDULE 2.2 and that such allocation will be used by the parties in reporting the transaction contemplated by this Agreement for tax purposes.

ARTICLE 3. THE CLOSING

         The closing of the purchase and sale of the MDP Assets and the Business by Seller to Buyer (the "Closing") shall take place at the offices of Kilpatrick Stockton LLP, 1100 Peachtree Street, Suite 2800, Atlanta, Georgia 30309 at 10:00 A.M. Eastern Time, on May 1, 2001 or at such other place and/or time as the parties may agree in writing (the "Closing Date"). The Schedules described herein shall be completed to the satisfaction of Buyer and Seller at least three
(3) days prior to Closing. In the event that the conditions specified in this Agreement have not been fulfilled by such date, Buyer (if such failure of conditions is on the part of Selling Parties) or Seller (if such failure of conditions is on the part of Buyer) may extend the Closing Date for a period or periods not exceeding an aggregate of thirty (30) days by written notice to the other party. If, on the original or any postponed Closing Date, Seller has been unable to obtain all waivers and consents of third parties required by this Agreement, then Buyer, on written notice, may postpone the Closing to a time not later than 10:00 A.M. Eastern Time, on May 30, 2001.

         3.1 Selling Parties' Obligations at the Closing. At Closing, Selling Parties shall deliver or cause to be delivered to Buyer:

                  (a) Assignment and assumption agreements for all contracts, leases and agreements, personal property and equipment leases, and all other contracts and accounts payable of Seller to be assumed in connection herewith, substantially in the form of SCHEDULE 3.1(a), and accompanied by all consents obtained prior to the Closing Date; and

                  (b) Instruments of assignment and transfer (including a bill of sale) of all of the other MDP Assets of Seller to be transferred hereunder, substantially in the form of SCHEDULE 3.1(b).


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                  Simultaneously with the consummation of the transfer, Seller, through its officers, agents, and employees, shall put Buyer into full possession and enjoyment of all the MDP Assets to be sold, conveyed, transferred, assigned and delivered by this Agreement.

                  Selling Parties, at any time before or after the Closing Date, shall execute, acknowledge and deliver any further assignments, conveyances and other assurances, documents and instruments of transfer reasonably requested by Buyer, and shall take any other action consistent with the terms of this Agreement that may reasonably be requested by Buyer for the purpose of assigning, transferring, granting, conveying and confirming to Buyer, or reducing to its possession, any or all property and MDP Assets to be conveyed and transferred by this Agreement. If requested by Buyer, Selling Parties agree to prosecute or otherwise enforce in their own names for the benefit of Buyer any claims, rights, or benefits that are transferred to Buyer by this Agreement and that require prosecution or enforcement in either of the Selling Parties' name. Any prosecution or enforcement of claims, rights, or benefits under this Section shall be solely at Buyer's expense, unless the prosecution or enforcement is made necessary by a breach of this Agreement by Selling Parties.

         3.2 Buyer's Obligations at Closing. At Closing, Buyer shall wire transfer $3,000,000 payable to Seller or its assignee(s) and execute a twelve
(12) month Secured Promissory Note ("Note") in the amount of Seven Million Dollars ($7,000,000) at seven percent (7%) interest per annum, interest to be payable monthly, and Security Agreement in favor of Seller or its assignee(s) pledging the MDP Assets, the form of Note and Security Agreement to be substantially as set forth in SCHEDULE 3.2.

ARTICLE 4. ASSUMPTION OF LIABILITIES

         Buyer shall assume and become liable for or shall pay, perform and discharge all obligations from and after the Closing Date under the contracts, agreements and licenses listed on SCHEDULE 4. In addition, Buyer shall assume and pay when due any outstanding purchase orders of Seller at the Closing Date for goods not delivered to Seller by such date, as well as all debts, liabilities, accounts payable and obligations related to the Business arising after the Closing Date. All obligations of Seller assumed by Buyer under this
Article 4 and Section 2.1 shall be referred to as the "Assumed Liabilities." Buyer is not assuming or indemnifying Seller for any obligations of the Selling Parties which have been excluded in Section 1.8, or obligations relating to federal, state or local taxes or licenses, including without limitation, any interest or penalties, or, or any claims relating to the intellectual property of MDP arising on or before the Closing Date, or any other debts, liabilities, accounts payable or obligations, arising on or before the Closing Date not specifically agreed to in writing by Buyer. Buyer is also not assuming Seller's obligations related to a letter agreement with Suzanne Price, dated July 1, 1998, regarding a $20,000 bonus due July 1, 2001 and a $55,000 payment due upon a change in control of Seller. Buyer is also not assuming Seller's $150,000 line of credit with Bank of America dated as of May 1, 2000 and the promissory note dated December 31, 1996 in favor of Jonathan Oscher.


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ARTICLE 5. ADJUSTMENTS TO PURCHASE PRICE

         (a) Prorations. The parties shall prorate, as of the Closing Date, payment obligations under the obligations assumed by Buyer pursuant to Section 4, personal property ad valorem taxes, utility charges, prepaid expenses and any other similar items.

         (b)      Final Determination of Adjustments

                  (i) Within fifteen (15) days after the Closing Date, Seller shall deliver to Buyer a certificate, together with supporting documentation reasonably satisfactory to Buyer, setting forth, as of 12:01 a.m. on the Closing Date, the prorations to be made and the cash, accounts receivable and accounts payable of the Seller transferred to the Buyer.

                  (ii) The Buyer shall have fifteen (15) days after the submission date within which to deliver to the Seller notice setting forth any objections to the certificate described in subsection (i) next above, together with a copy of any working papers or other documents relating to such proposed changes.

                  (iii) The Seller and Buyer shall attempt jointly to resolve any discrepancies within ten (10) days after receipt of any objections of the Buyer, which resolution, if achieved, shall be binding upon all parties to the Agreement and a new certificate shall be prepared, revised in accordance with the parties' resolution. If the parties cannot resolve the discrepancy to their mutual satisfaction within such ten day period, the dispute shall be submitted to arbitration in accordance with the provisions of Article 20.

                  (iv) If, as a result of an adjustment mutually agreed upon by the parties or determined by arbitration, one party is determined to owe an amount to the other party, such amount shall be paid in immediately available funds within two (2) Business days after such determination.

ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF SELLING PARTIES

         Selling Parties, jointly and severally, hereby represent and warrant to Buyer that the following facts and circumstances are and, except as contemplated hereby, at all times up to the Closing Date will be true and correct in all material respects, and hereby acknowledge that such facts and circumstances constitute the basis upon which Buyer is induced to enter into and perform this Agreement. Any exceptions to the representations and warranties made hereby are disclosed on a schedule attached hereto corresponding to the Section numbers of this Article, except as otherwise specified herein. All such representations and warranties are subject to the items set forth in the schedules even though express references to the schedules are not set forth below. Disclosure in any schedule shall be deemed included in all schedules where applicable.

         6.1 Organization, Good Standing and Qualifications. Seller is an S Corporation pursuant to Section 1361, et seq., of the Internal Revenue Code ("Code") and is duly organized, validly existing, and in good standing under the laws of the State of Georgia, has


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all necessary corporate powers to own its properties and to carry on its
Business as now owned and operated by it. SCHEDULE 6.1 lists any subsidiaries of Seller and all the shareholders of Seller and their respective interests.

         6.2 Financial Reports. SCHEDULE 6.2 to this Agreement sets forth the Financial Reports of Seller's MDP Business as of December 31, 2000, and for the three (3) months ended March 31, 2001 (the "Stub Period") as compiled by Seller's independent public accountant and certified as complete and accurate in all material respects by the chief executive officer of Seller and by the Shareholder. The Financial Reports accurately and completely present the financial position of the Business on a cash basis in all material respects of Seller for the respective periods indicated, except that the Financial Reports for the Stub Period Date are subject to usual and customary fiscal period end type adjustments. The Financial Report for the fiscal year ended December 31, 2000 shall also be audited by an independent certified public accountant within 45 days after the Closing of this transaction, and Buyer agrees to pay the costs for such audited report. The Financial Reports in SCHEDULE 6.2, as later audited according to GAAP by an independent public account, and the Stub Period as compiled and later updated and carried forward through the Closing Date are referred to as the "Financial Report(s)". Except as listed on Annex A to
SCHEDULE 6.2, Seller's MDP Business has no material liabilities or obligations of any nature (known or unknown, absolute, contingent or otherwise) of the type required to be reflected or disclosed in a cash basis balance sheet (or the notes thereto) that were not fully reflected or reserved against in the Financial Reports or disclosed elsewhere in this Agreement. Business.

         6.3      Absence of Specified Changes. Except as set forth on SCHEDULE
6.3 hereof, since the Stub Period Date, there has not been any:

                  (a) Transactions by Seller relating to the Business except in the ordinary course of Business;

                  (b) Capital expenditure or purchase commitments by Seller exceeding Five Thousand Dollars ($5,000);

                  (c) Material adverse change in the financial condition, liabilities, Assets, MDP Business or prospects relating to the Business;

                  (d) Destruction, damage to, or loss of any MDP Assets of Seller (whether or not covered by insurance) that materially adversely affects the financial condition, MDP Business or prospects relating to the Business;

                  (e) Labor trouble or other event or condition of any character materially adversely affecting the financial condition, MDP Business, Assets or prospects relating to the Business;

                  (f) Increase in the salary or other compensation payable or to become payable by Seller to any of its officers, directors, employees or consultants, or the declaration, payment or commitment or obligation of any kind for the payment by Seller of a bonus or other additional salary or compensation to any such person;


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                  (g)      Sale or transfer of any MDP Asset of Seller, except
         in the ordinary course of business;

                  (h) Execution, creation, amendment or termination of any contract, agreement or license relating to the Business, except in the ordinary course of business;

                  (i) Loan by Seller to any person or entity, or guaranty or indemnification by Seller of any loan, including any draws on any lines of credit;

                  (j) Waiver or release of any right or claim of Seller relating to the MDP Assets, except in the ordinary course of business;

                  (k) Mortgage, pledge or other encumbrance of any MDP Asset of Seller;

                  (l) Other event or condition of any character that has or might reasonably have a material adverse effect on the financial condition, MDP Business, Assets or prospects of Seller relating to the Business;

                  (m) Net loss of any MDP customer or third party payer of Seller, after counting increased revenues from new customers and third party payers, resulting in a material adverse change in revenues over five percent (5%) since the Stub Period from the same period in the year 2000.

                  (n) Distributions to Shareholder or any third parties not contemplated by or inconsistent with this Agreement

                  (o) Agreement by Seller to do any of the things described in the preceding clauses (a) through (n).

         6.4      Tax Matters.

                  (a) Except as disclosed on SCHEDULE 6.4, all federal, state and local tax returns for all periods ending on or before the Closing Date that are or were required to be filed by or with respect to Seller have been filed or extensions obtained on a timely basis, and in accordance with the laws, regulations and administrative requirements of any applicable taxing authority. All such tax returns that have been filed on or before the Closing Date were, when filed, and continue to be, true, correct and complete in all material respects business.

                  (b) Seller has paid all taxes that have or may become due for all periods ending on or before the Closing Date.

                  (c) Shareholder agrees that he will file the required S Corporation federal and state tax returns for Seller when due and will pay all applicable taxes shown to be due thereon.


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         6.5      Leased Property. SCHEDULE 6.5 to this Agreement is a
description of each parcel of real property leased by Seller. A true, correct and complete copy of the lease property has been delivered to Buyer. Such lease is valid and in full force, and, to Seller's Knowledge, there does not exist any default or event that with notice or lapse of time, or both, would constitute a default under the lease.

         6.6 Contracts. The contracts described in SCHEDULES 1.1 and 1.3 consist of all written and oral contracts, licenses and agreements, and any other commitments, or understandings entered into by Seller in the ordinary course of MDP Business with its customers, clients and other third parties other than those specifically referred to elsewhere in this Agreement. True, correct and complete copies of such contracts and agreements, together with any written or oral modifications (to be reduced to writing), described in SCHEDULES 1.1 and
1.3 have been disclosed and made available to Buyer. Except as may be disclosed on SCHEDULES 1.1 and 1.3, all such contracts and agreements are valid and in full force, and to the Seller's Knowledge, there does not exist any default or threat of default, or event that with notice or lapse of time, or both, would constitute default under any of these contracts and agreements, except for certain consents to assignment of some Contracts that have not been obtained. There have been no claims or defaults, and to the Knowledge of the Selling Parties, there are no facts or conditions which if continued, or unnoticed, will result in a default under these contracts or agreements, except for the consents referred to above.

                  As used in this Section 6.6 and the remainder of this Agreement, Selling Parties will be deemed to have "Knowledge" or "Known" of a particular fact or other matter if such individual is aware of or should be aware of such fact or other matter upon exercising reasonable inquiry and diligence as appropriate within the scope of such individual's position. Selling Parties will only be deemed to have "Knowledge" of a particular fact or other matter if the Shareholder as of the Closing Date has Knowledge of such fact or other matter.

                  Except as set forth in SCHEDULE 4, Seller is not a party to, nor are the MDP Assets bound by, any other agreement not entered into in the ordinary course of MDP Business, any indenture, mortgage, deed of trust, lease or any other agreement that is unusual in nature, duration or amount, including, without limitation, any agreement requiring the performance by Seller of any obligation for a period of time extending beyond one year from the Closing Date or calling for consideration of more than $5,000 or requiring purchases at prices in excess of, or sales at prices lower than, prevailing market prices. To Selling Parties' Knowledge, all contracts which will be assigned to or assumed by Buyer under this Agreement are valid and binding upon the parties thereto. To Selling Parties' Knowledge, there is no default or threat of default, or event that with notice or lapse of time, or both, would constitute a default by any party to any of the agreements listed in SCHEDULE 4, except as set forth on
SCHEDULE 4 and in regard to the consents referred to in this Section 6.6. Seller has not received notice that any party to any of the agreements listed in
SCHEDULE 4 intends to cancel or terminate any of these agreements or to exercise or not exercise any options under any of these agreements. Except as set forth on SCHEDULE 6.6, to Selling Parties' Knowledge, Seller is not a party to, nor is Seller or the MDP Assets bound by, any agreement that is materially adverse to the MDP Business, property or financial condition of Seller's MDP Business.


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         6.7      Other Tangible Personal Property. The tangible personal
property described in Sections 1.2 and 1.3 and SCHEDULES 1.2 and 1.3 of this Agreement constitutes substantially all the items of tangible personal property owned by, in the possession of, or used by Seller in connection with its MDP Business. Except as stated in SCHEDULES 1.2 and 1.3, no tangible personal property used by Seller in connection with its MDP Business is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement, or is in the possession of anyone other than an employee of Seller.

         6.8 Trade Names; Trademarks; Copyrights; Etc. Except as set forth in SCHEDULE 6.8, Seller does not use any other trademark, service mark, trade name, copyright or brand name, or own any trademarks, trademark registrations or applications, trade names, service marks, copyrights, copyright registrations or applications or brand names, telephone or facsimile number, or domain name in its MDP Business. To the Knowledge of Selling Parties, no person (other than Seller) owns any trademark, trademark registration or application, service mark, trade name, copyright, copyright registration or application, or brand name, the use of which is necessary or contemplated in connection with the performance of any contract to which Seller is a party. To the Knowledge of Seller, Seller has the right and authority to use its trade names, trademarks, copyrights, telephone or facsimile number, or domain name in its MDP Business as are necessary to enable it to conduct and to continue to conduct its MDP Business, and to its Knowledge, such use does not and will not conflict with, infringe or violate any intellectual or proprietary rights of others.

         6.9 Patents and Patent Rights. SCHEDULE 6.9 to this Agreement is a complete schedule of all patents, inventions, industrial models, processes, designs, formulas and applications for patents owned by Seller or in which Seller has any rights, licenses or immunities relating to its MDP Business ("Intellectual Properties"). The patents and applications for patents listed in
SCHEDULE 6.9 are valid and in full force and effect and are not subject to any taxes, maintenance fees or actions falling due within 90 days after the Closing Date. Except as set forth in SCHEDULES 6.9 or 6.17, there have not been any administrative, judicial, arbitration, or other adversary proceedings concerning the Intellectual Properties listed in SCHEDULE 6.9. Each patent application is awaiting action by its respective patent office except as otherwise indicated in
SCHEDULE 6.9. To the Knowledge of Seller, the manufacture, use or sale of the inventions, models, designs and systems covered by the Intellectual Properties listed in SCHEDULE 6.9 do not violate or infringe on any patent or any proprietary or personal right of any person, firm or corporation, and Seller, to its Knowledge, has not infringed and is not now infringing on any patent or other right belonging to any person, firm or corporation. Except as set forth in
SCHEDULE 6.9, Seller is not a party to any license, agreement or arrangement, whether as licensee, licenser or otherwise, with respect to any patent, application for patent, invention, design, model, process, trade secret or formula. relating to its MDP Business. Seller has the right and authority to use such inventions, trade secrets, processes, models, designs and formulas as are necessary to enable it to conduct and to continue to conduct all phases of its MDP Business in the manner presently conducted, and such use does not and will not conflict with, infringe or violate any patent or other rights of others.

         6.10 Trade Secrets. SCHEDULE 6.10 to this Agreement is a true and complete list, without extensive or revealing descriptions, of trade secrets used by Seller in (or owned


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by Seller and useful in) the operation of its MDP Business, including all customer lists, processes, know-how and other technical data.

         6.11 Other Intangible Property. SCHEDULE 6.11 to this Agreement is a true and complete list of all Software Programs and all other intangible MDP Assets, other than those specifically referred to elsewhere in this Agreement, including, without limitation, all of Seller's right, title and interest owned and/or leased Software Programs, databases, and all other agreement, contracts, licenses and other commitments, oral or written, with any person or entity respecting the ownership, license, acquisition, design, development, distribution, marketing, use or maintenance of Software Programs, source and object codes, related technical or user documentation manuals relating to Seller's MDP Business.

         6.12 Title to MDP Assets. Seller has good and marketable title to all the MDP Assets and its interest in the MDP Assets to be conveyed to Buyer hereunder, whether real or personal, mixed, tangible, and intangible, which constitute all the MDP Assets and interest in MDP Assets that are used in the MDP Business of Seller. Except as set forth on SCHEDULE 6.12, all the MDP Assets are free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions or restrictions, except for (i) those disclosed in Seller's Financial Reports as of the Stub Period Date, or in the Schedules to this Agreement; (ii) the lien of current taxes not yet due and payable relating to any of its MDP Assets and MDP Business; and (iii) possible minor matters that, in the aggregate, are not substantial in amount and do not materially detract from or interfere with the present or intended use of any of these MDP Assets, nor materially impair MDP Business operations. All the MDP Assets are in operating condition and repair, ordinary wear and tear excepted. Except as set forth on the appropriate Schedule listing such MDP Assets, neither any officer, nor any director or employee of Selling Parties, nor any spouse, child or other relative of any of these persons, owns, or has any interest, directly or indirectly, in any of the personal property or MDP Assets, owned by or leased to Seller, or any copyrights, patents, trademarks, trade names or trade secrets licensed by Seller.

         6.13 Customers and Transactions. SCHEDULE 6.13 to this Agreement is a correct and current list of all customers and clients of Seller together with summaries by month of all transactions made to each customer for fiscal year end 2000 through the Stub Period. Except as indicated in Schedule 6.13, Selling Parties have no Knowledge of any facts indicating that any specific customers and clients intend to cease doing business with Seller or materially alter the amount of the business that they are presently doing with Seller, except that customers and clients regularly change their relationships.

         6.14 Existing Employment Arrangements. SCHEDULE 6.14 to this Agreement is a list of all employment contracts and collective bargaining agreements, and all pension, bonus, profit-sharing, deferred compensation, stock option, or other agreements or arrangements providing for employee or outside consultant remuneration or benefits of those directly related to the MDP Business to which Seller is a party or by which Seller is obligated, whether legally binding or in the nature of informal understandings. All these contracts and arrangements are in full force and effect, and neither Seller nor Shareholder has Knowledge that any party is in default under them. The Seller has received no oral or written notice of claims of defaults and, to the Knowledge of Selling Parties, there are no facts or conditions which if continued, or on notice, will result in a default under these contracts or arrangements. There is no pending or, to the Knowledge of Selling Parties, threatened labor dispute, strike or work stoppage affecting Seller's MDP Business. Buyer agrees to continue to allow an employee to attend classes at Georgia Tech every other Friday as necessary on condition that Shareholder continues to pay one half of such employee's tuition and Buyer is not obligated to provide any stay pay, tuition, or other related compensation or benefit in return.

         6.15 Insurance Policies. SCHEDULE 6.15 to this Agreement is a description of all insurance policies held by Seller concerning the MDP Assets. All these policies are in the respective principal amounts set forth in SCHEDULE
6.15. Seller has maintained and now maintains (i) insurance on all the MDP Assets of a type customarily insured, covering property damage and loss of income by fire or other casualty; and (ii) adequate insurance protection against all liabilities, claims, and risks against which it is customary to insure, including without limitation, errors and omissions coverage.

         6.16 Compliance With Laws. To Selling Parties' Knowledge, Seller has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations affecting the MDP Assets or the operation of its MDP Business, except as set forth in SCHEDULE 6.16, and for such exceptions as would not individually or collectively have a materially adverse effect in the MDP Business or the Assets.

         6.17 Litigation. Except as set forth in SCHEDULE 6.17, there is no suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation pending or, to the best Knowledge of Selling Parties, threatened, against or affecting Seller's MDP Business, or Assets. The matters set forth in SCHEDULE 6.17, if decided adversely to Seller, will not result in a material adverse change in its MDP Business or Assets. Selling Parties have furnished or made available to Buyer copies of all court papers and other documents relating to the matters set forth in SCHEDULE 6.17. Seller is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality specifically pertaining to the Seller. Except as set forth in SCHEDULE 6.17, Seller is not presently engaged in any legal action to recover moneys due to it or damages sustained by it relating to its MDP Business or Assets.

         6.18 MDP Assets Sufficient for Conduct of MDP Business. The MDP Assets constitute substantially all of the MDP Assets, exclusive of sufficient working capital, as is presently needed by Seller to conduct its Business as it is presently conducted.

         6.19 Agreement Will Not Cause Breach or Violation. Except for consents to assign certain Contracts which have not been obtained, neither the entry into this Agreement nor the consummation of the transactions contemplated hereby will result in or constitute any of the following: (i) a breach of any term or provision of this Agreement; (ii) a default or an event that, with notice or lapse of time or both, would be a default, breach or violation of the Articles of Incorporation or Bylaws of Seller or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust or other agreement, instrument or arrangement to which Seller is a party or by which Seller or the MDP Business and Assets are bound; (iii) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation to which either Selling Party is a party; (iv) the creation or imposition of any lien, charge or encumbrance on any of the MDP Assets; or (v) the violation of any law, regulation, ordinance, judgment, order or decree applicable to or affecting Seller's MDP Business or Assets.

         6.20 Authority and Consents. Except as set forth in SCHEDULE 6.20, Selling Parties have the right, power, legal capacity and authority to enter into, and perform its obligations under this Agreement, and Buyer waives any other approvals, consents or permits of any person or governmental authority (other than Selling Parties) necessary in connection with the consummation of the transaction contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of this transaction by Selling Parties have been, or prior to the Closing will have been, duly authorized by all necessary corporate action of Selling Parties (including any necessary action by Selling Parties security holders). This Agreement constitutes a legal, valid and binding obligation of Selling Parties enforceable in accordance with its terms except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.

         6.21 Personnel Identification and Compensation. SCHEDULE 6.21 is a list of the names and addresses of all officers, directors, employees, agents and consultants of Seller, stating the rates of compensation payable to each and setting forth all vacation time, sick leave and other paid time off accrued for each of them through the Closing Date, and the date and amounts of each persons last salary increase. No other person, except accountants, auditors and attorneys regularly performs compensable services for Seller.

         6.22 Bank Accounts. SCHEDULE 6.22 lists (i) the names and addresses of all persons holding a power of attorney on behalf of Seller and (ii) the names and addresses of all banks or other financial institutions in which Seller has cash or a cash equivalents, accounts, investments, deposits or a safe-deposit box, with the names of all persons authorized to draw on these accounts or deposits or who have access to these boxes.

         6.23 Bulk Transfer Act. Buyer hereby waives any Bulk Sale Act compliance by Seller.

         6.24 Labor Matters. To the Knowledge of the Selling Parties, as to those employees directly involved in Seller's MDP Business whom Buyer may wish to offer employment, Seller is in compliance in all material respects with all currently applicable federal, state and local laws and regulations respecting discrimination, disability, terms and conditions of employment, wages and hours, occupational safety and health and employment practices except for such failures to comply as would not reasonably be expected to have a material adverse effect, either individually or in the aggregate, on Seller. As of the date hereof, Seller has received no notice from any governmental entity and, as of the date hereof, there has not been asserted before any governmental entity any claim, action or proceeding to which Seller is a party, and the Seller has received no notice of any investigation or hearing pending or threatened concerning Seller, arising out of or based upon any such laws, regulations or practices.

         6.25 Documents Delivered. Each copy or original of any agreement, contract or other instrument which is identified in any exhibit delivered by Selling Parties or their counsel to Buyer (or its counsel or representatives), whether before or after the execution hereof, is in fact what is purported to be by Selling Parties and has not been amended, canceled or otherwise modified.

         6.26 Full Disclosure. None of the written representations and warranties made by Selling Parties in this Agreement or the schedules hereto, contains or will contain any untrue statement of a material fact, or omits any material fact the omission of which would make the statements made herein, in light of the circumstances under which they were made, not misleading. There is no fact Known to Selling Parties which materially adversely affects the Financial Reports, MDP Assets, liabilities, MDP Business, operations or prospects of Seller's MDP Business that has not been set forth herein or heretofore communicated to Buyer in writing pursuant hereto.

         6.27 Absence of Undisclosed Liabilities. Seller does not have and will not have as of the Closing, except as to the extent reflected or reserved against on the face of its Financial Reports or reflected in SCHEDULE 6.27 hereto, or otherwise disclosed in this Agreement, any material debts, liabilities or obligations (whether absolute, accrued, contingent or otherwise) including, without limitation, any liabilities for environmental pollution, any foreign or domestic tax liabilities or deferred tax liabilities incurred in respect of or measured by Seller's income, or any other material debts, liabilities or obligations relating to or arising out of any act, omission, transaction, circumstance, sale of goods or services, stated facts or other condition related to its MDP Business or the Assets, except those incurred in the ordinary course of business.

ARTICLE 7. BUYER'S REPRESENTATIONS AND WARRANTIES AND AGREEMENT

         Buyer hereby represents and warrants to Selling Parties that the following representations are true and correct, and at all times up to the Closing Date will be true and correct, and hereby acknowledges that such representations constitute the basis upon which the Selling Parties are induced to enter into and perform this Agreement.

         7.1 Authority and Consents. Buyer represents and warrants that Buyer is a corporation duly organized, existing and in good standing under the laws of Florida. Buyer has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and no approvals or consents of any persons other than its Board of Directors or its Series C Warrantholders, including Commonwealth Associates, are necessary in connection with it. The execution and delivery of this Agreement and the consummation of this transaction by Buyer have been, or prior to the Closing will have been, duly authorized by all necessary corporate action of Buyer. This Agreement constitutes a legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.

         7.2 SEC Reports. Copies of Buyer's reports on Forms 10-K, 10-Q, S-3, and 8-K, and any amendments thereto, filed with the Securities and Exchange Commission ("SEC") during fiscal year end 2000 and through the Closing Date (the "Reports") have been available to the Selling Parties through the Internet, and Buyer has strongly recommended Selling Parties and their advisors to read such Reports. The Reports were timely filed with the SEC and did not, at the time they were filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There has not been any material or adverse change in the Business, assets or liabilities of Buyer which has occurred since the date of the last report, and which has not been disclosed to the Selling Parties. There is no fact known to Buyer which materially adversely affects its condition, assets, liabilities, Business, operations or prospects that has not been set forth in its Reports.

         7.3 Agreement Will Not Cause Breach or Violation. Neither the entry into this Agreement nor the consummation of the transactions contemplated hereby will result in or constitute any of the following: (i) a breach of any term or provisions of this Agreement; (ii) a default or an event that, with notice or lapse of time or both, would be a default, breach or violation of the Articles of Incorporation or Bylaws of Buyer or, to the Knowledge of Buyer, any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust or other agreement, instrument or arrangement to which Buyer is a party or by which Buyer is bound; (iii) to the knowledge of Buyer, an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation; or (iv) to the knowledge of Buyer, the violation of any law, regulation, ordinance, judgment, order or decree applicable to or affecting Buyer.

ARTICLE 8. PARTIES' OBLIGATIONS BEFORE CLOSING.

         Selling Parties covenant that, except as otherwise agreed in writing by Buyer, from the date of this Agreement until the Closing:

         8.1 Buyer's Access to Premises and Information. Buyer and its counsel, accountants and other representatives shall be entitled to have full access during normal MDP business hours to all Seller's properties, books, accounts, records, contracts and documents of or relating to the MDP Business and Assets, but shall not restrict or inhibit Seller's normal MDP business operations. Selling Parties shall furnish or cause to be furnished to Buyer and its representatives all data and information concerning the MDP Business, Assets, finances and properties of Seller that may reasonably be requested.

         8.2 Conduct of MDP Business in Normal Course. Selling Parties shall carry on its MDP Business and activities diligently and in substantially the same manner as they previously have been carried on, and shall not make or institute any unusual or novel methods of management, accounting or operation that will vary materially from the methods used by Seller as of the date of this Agreement. Selling Parties shall use its best efforts, without making any commitments on behalf of Buyer, to preserve its MDP Business organization intact, to keep available to Seller its present officers and employees, and to preserve its present relationships with suppliers, customers and others having MDP Business relationships relating to its MDP Business with it.

         8.3 Maintenance of Insurance. Unless requested by Buyer, Seller shall continue to carry its existing insurance, subject to variations in amounts required by the ordinary operations of its MDP Business. At the request of Buyer and at Buyer's sole expense, the amount of insurance against fire and other casualties which, at the date of this Agreement,

Seller carries on any of the Assets or in respect of its MDP Business and operations shall be increased by such amount or amounts as Buyer shall specify.

         8.4 Employees and Compensation. Seller shall not do, or agree to do, any of the following acts relating to its MDP Business: (i) grant any increase in salaries payable or to become payable to any officer, employee, sales agent or representative, or consultant; or (ii) increase benefits payable to any officer, employee, sales agent, representative or consultant under any bonus or pension plan or other contract or commitment. Seller will remain liable to pay each employee the base salary, bonus and severance, if any, plus any other compensation due, including any unused or accrued vacation or sick time, through the date of Closing, and comply with all tax withholding provisions of applicable federal, state, local and foreign laws and have or will pay over to the proper governmental authorities all amounts required to be so withheld and paid over. Seller's employees will be free to become employees of Buyer after the Closing Date should the Buyer elect to offer employment to any such employees, and such employees accept any such offer of employment.

         8.5 New Transactions. In regards to its MDP Business, Seller shall not do, or agree to do, any of the following acts:

                  (a) Enter into any contract, commitment or transaction not in the usual and ordinary course of its MDP Business;

                  (b) Make any capital expenditures or commitments or draw down any lines of credit or enter into any leases of capital equipment or property with a value in excess of $5,000 without the prior consent of Buyer, which consent shall not be unreasonably withheld;

                  (c) Sell or dispose of any capital MDP Assets with a value in excess of $5,000 without the prior consent of Buyer, which consent shall not be unreasonably withheld; or

                  (d) Make any distributions to Shareholder or any third parties not contemplated by or inconsistent with this Agreement.

         8.6 Payment of Liabilities and Waiver of Claims. In regards to obligations and rights to be assumed by or transferred to Buyer, Seller shall not do, or agree to do, any of the following acts: (i) pay any obligation or liability, fixed or contingent, other than to pay current liabilities as they become due and payable (ii) waive or compromise any right or claim; or (iii) cancel, without full payment, any note, loan or other obligation owing to Seller.

         8.7 Existing Agreements. With regard to its MDP Business, Seller shall not modify, amend, cancel or terminate any of its existing contracts or agreements, or agree to do any of those acts.

         8.8 Consent of Others. As soon as reasonably practical after the execution and delivery of this Agreement, and in any event on or before the Closing Date, Seller shall use reasonable best efforts to obtain any written consents listed on SCHEDULE 8.8 and will promptly furnish to Buyer executed copies of those consents obtained by Seller.

         8.9 Representations and Warranties True and Complete at Closing. Selling Parties shall use all reasonable efforts to assure that all representations and warranties of Selling Parties set forth in this Agreement and in any Schedule will also be true and complete as of the Closing Date as if made on that date and that all conditions precedent to the Closing shall have been met. Selling Parties shall promptly disclose to Buyer any information contained in the Schedules to this Agreement which, because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing Date; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of Selling Parties or the Schedules hereto for the purposes of Article 9 hereof, unless Buyer shall have consented thereto in writing.

         8.10 Sales and Use Taxes. Selling Parties hereby agree to indemnify and hold Buyer harmless against any and all claims arising out of sales, business license, use and other tax liabilities relating to its MDP Business arising prior to the Closing Date. Shareholder agrees to furnish to Buyer certificate(s) in good standing from the appropriate governmental agencies where it is incorporated.

         8.11 Statutory Filings. Seller shall cooperate fully with Buyer in preparing and filing all information and documents deemed necessary or desirable by Buyer under any statutes or governmental rules or regulations pertaining to the transactions contemplated by this Agreement.

         8.12 No Shop. From the date of this Agreement to the earlier of the Closing, the termination of this Agreement or May 15, 2001, the Selling Parties will not, directly or indirectly, through any officer, director, stockholder. agent or otherwise (i) solicit, initiate or encourage the submission of inquiries, proposals or offers from any corporation, partnership, person or other entity or group relating to any acquisition or purchase of all or substantially all of the assets of, or equity interest in, the Assets or Business of MDP or any merger, consolidation or Business combination involving MDP; (ii) enter into negotiations regarding the foregoing or furnish to any person or entity information concerning the Assets or Business of MDP or any of the foregoing; or (iii) otherwise cooperate with or assist to participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing.

ARTICLE 9. CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE

         The obligations of Buyer to purchase the MDP Assets under this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set out below in this Article 9. Buyer may waive any or all of these conditions in accordance with Section 14.2 hereof; provided, however, that no such waiver of a condition shall constitute a waiver by Buyer of any of its other rights or remedies, at law or in equity, if Selling Parties shall be in default of any of their representations, warranties or covenants under this Agreement.

         9.1 Accuracy of Selling Parties' Representations and Warranties. All representations and warranties by Selling Parties in this Agreement or in any written statement that shall be delivered to Buyer by Selling Parties under this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made at that time.

         9.2 Absence of Liens. At or within five (5) days prior to the scheduled Closing, Buyer, if it elects, may obtain a UCC search report dated as of a date not more than ten (10) days before the Closing Date issued by the appropriate state governmental agency in Georgia, and the county within which Seller's principal place of Business is located, reasonably satisfactory to counsel for Buyer, indicating that there are no filings under the Uniform Commercial Code on file which name Seller or Shareholder as a debtor or otherwise indicating any lien not satisfied on the Assets, except for the liens otherwise disclosed in Schedules hereto.

         9.3 Selling Parties' Performance. Selling Parties shall have performed, satisfied, and compiled in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or compiled with by Selling Parties on or before the Closing Date.

         9.4 Certification by Seller. Buyer shall have received a certificate, dated the Closing Date, signed by Seller's president and chief executive officer and Shareholder certifying, in such detail as Buyer and its counsel may reasonably request, that the conditions specified in Section 9.1 and
9.3 have been fulfilled.

         9.5 Opinion of Selling Parties' Counsel. Buyer shall have received from legal counsel for Selling Parties, an opinion dated as of the Closing Date, in form and substance satisfactory to Buyer and its counsel, that:

                  (a) This Agreement has been duly and validly authorized and, when executed an delivered by Selling Parties, will be valid and binding on Selling Parties and enforceable in accordance with its terms, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

                  (b) To the best of counsel's knowledge and belief and without independent inquiry and except as set forth in SCHEDULE 6.17 to this Agreement, such counsel does not know of any suit, action, arbitration or legal, administrative or other proceeding or governmental investigation pending or threatened against or affecting Seller or its MDP Business or any of its properties, or financial or other condition;

                  (c) To the best of counsel's knowledge and belief and without independent inquiry, neither the execution nor delivery of this Agreement nor the consummation of the transaction contemplated in this Agreement will constitute (i) a default, or an event that would with notice or lapse of time or both constitute a default under, or violation or breach of (A) Seller's Articles of Incorporation or Bylaws, or (B) to such counsel's knowledge without independent inquiry, any indenture, license, lease, franchise, mortgage, instrument or other agreement or statute, rule, regulation, judgment, order or decree to which Selling Parties are a party, or by which Selling Parties are a party, or by which Selling Parties or the Assets may be bound; or (ii) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of Seller; or (iii) to such counsel's knowledge without independent inquiry, an event that would result in the creation or imposition of any lien, charge or encumbrance on any of the Assets; and

                  (d) To such counsel's knowledge and belief without independent inquiry, every consent, approval, authorization or order of any court or governmental agency or body that is required for the consummation by Buyer of the transaction contemplated by this Agreement has been obtained or has been waived by Buyer, and such counsel has not been informed that any such consent, approval, authorization or order has been rescinded or is no longer in effect as of the Closing Date.

         9.6 Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened on or before the Closing Date.

         9.7 Corporate Approval. The execution and delivery of this Agreement by Selling Parties, and the performance of its covenants and obligations under it, shall have been duly authorized by all necessary corporate action, and Buyer shall have received copies of all resolutions pertaining to that authorization, certified by the secretary of Seller and of Shareholder.

         9.8 Consents. Seller shall use its best efforts to obtain the landlord's consent relating to the Leased Property prior to the Closing.

         9.9 Approval of Documentation. The form and substance of all certificates, instruments, opinions and other documents delivered to Buyer under this Agreement shall be satisfactory in all reasonable respects, to Buyer and its counsel.

         9.10 Continuity of Management/Consulting Agreement. Buyer shall have made arrangements reasonably suitable to it for the employment by Buyer of sufficient Seller employees to continue the operation of the MDP Business being transferred without disruption thereto. Further, Shareholder, pursuant to the Security Agreement, shall be retained as a consultant reporting to the Senior Vice President of Payer Services, and act as the General Manager of the Business full time for the first 60 days after the Closing and thereafter, part time as a consultant overseeing the Business, with no compensation therefor, for a period of one (1) year.

         9.11 Condition of MDP Assets. The Assets shall not have been materially or adversely affected in any way as a result of any fire, accident, storm or other casualty or labor or civil disturbance or act of God or the public enemy.

ARTICLE 10. CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE

         The obligations of Selling Parties to sell and transfer the Assets under this Agreement are subject to the satisfaction, at or before the Closing, of all the following conditions set out below in this Article 10. Selling Parties may waive any or all of these conditions in accordance with Section 14.2 hereof; provided, however, that no such waiver of a condition shall constitute a waiver by Selling Parties of any of their other rights or remedies, at law or in equity, if Buyer shall be in default of any of its representations, warranties or covenants under this Agreement.

         10.1 Accuracy of Buyer's Representations and Warranties. All representations and warranties by Buyer contained in this Agreement or in any written statement delivered by Buyer under this Agreement, including but not limited to the Reports available to Selling Parties referred to Section 7.2 hereof, shall be true on and as of the Closing as though such representations and warranties were made on and as of that date.

         10.2 Buyer's Performance. Buyer shall have performed and complied with all covenants and agreements, and satisfied all conditions that it is required by this Agreement to perform, comply with, or satisfy, before or at the Closing.

         10.3 Opinion of Buyer's Counsel. Buyer shall have furnished Seller with an opinion, dated as of the Closing Date of Frank M. Puthoff, Esquire, Chief Legal Officer for Buyer, in form and substance satisfactory to the Seller and its counsel, to the effect that:

                  (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power to perform its obligations under this Agreement;

                  (b) All corporate proceedings required by law or by the provisions of this Agreement to be taken by Buyer on or before the Closing Date, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, have been duly and validly taken;

                  (c) Buyer has the corporate power and authority to acquire the MDP Assets and Business for the consideration set forth herein;

                  (d) To such counsel's knowledge without independent inquiry, every consent, approval, authorization or order of any court or governmental agency or body that is required for the consummation by Buyer of the transactions contemplated by this Agreement has been obtained or has been waived by Seller and will be in effect on the Closing Date;

                  (e) The consummation of the transaction contemplated by this Agreement does not violate or contravene any of the provisions of the Restated Articles of Incorporation or Bylaws of Buyer, or to the best of such counsel's knowledge without independent inquiry, any indenture, agreement, statute, judgment or order to which Buyer is a party or by which Buyer is bound;

                  (f) This Agreement has been duly and validly authorized by the Board of Directors of Buyer and the Series C Warrantholders and, when executed and delivered by Buyer, will be valid and binding on Buyer and enforceable in accordance with its terms, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.

         10.4 Buyer's Corporate Approval. Buyer shall have received corporate authorization and approval from its Board of Directors and from its Series C Preferred Shareholders and Warrantholders for the execution and delivery of this Agreement, and all other corporate action necessary or proper to fulfill the obligations of Buyer to be performed under this Agreement on or before the Closing Date.

         10.5 Certification by Buyer. Shareholder shall have received a certificate, dated the Closing Date, signed by a chief financial officer of Buyer certifying, in such detail as Seller and its counsel may reasonably request, that the conditions specified in Section 10.1 and 10.2 have been fulfilled.

         10.6 Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened on or before the Closing Date.

         10.7 Consents. All necessary agreements and consents of any parties to the consummation of the transaction contemplated by this Agreement, or otherwise pertaining to the matters covered by it, shall have been obtained on or before the Closing Date.

         10.8 Approval of Documentation. The form and substance of all certificates, instruments, opinions and other documents delivered to Selling Parties under this Agreement shall be satisfactory in all reasonable respects, to Shareholder and his counsel.

         10.9 Payment of Purchase Price. The Buyer shall have paid the Purchase Price for the Assets to be paid at Closing as specified in Section 2.1, and Buyer shall have executed the Note and all other documents required to be executed by Buyer in this Agreement.

ARTICLE 11. EMPLOYEES

         11.1 Employee Plans. Except as set forth on SCHEDULE 11.1, Buyer is not assuming any obligations of Seller relating to any Employee Plan. "Employee Plan" includes all pension, retirement, disability, medical, dental or other health insurance plans, life insurance or other death benefit plans, profit sharing, deferred compensation, stock option, bonus or other incentive plans, vacation benefit plans, severance plans or other employee benefit plans or arrangements including, without limitation, any pension plan as defined in
Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA") and any welfare plan as defined in Section 3(1) of ERISA, whether or not funded, covering any employee of Seller or to which Seller is a party or bound or makes or has made any contribution or by which Seller may have any liability to any Subject Employee (including any such plan formerly maintained by or in connection with which Seller may have any liability to any Subject Employee, and any such plan which is a multi-employer plan as defined in Section 3(37)(A) of ERISA).

ARTICLE 12. OBLIGATIONS AFTER THE CLOSING

         12.1 Preservation of Goodwill. Following the Closing, Selling Parties will not undertake any activities which would cause Buyer's reasonable expectations with respect to the goodwill, MDP Business reputation, employee relations and prospects connected with the Assets to be materially impaired.

         12.2 Indemnification of Buyer. Selling Parties shall, jointly and severally, indemnify and hold Buyer harmless from and against all damages, claims and expenses (including reasonable attorneys' fees) arising out of any misrepresentation, breach of warranty or nonfulfillment of any covenant made by the Selling Parties in this Agreement. Notwithstanding the foregoing sentence, Selling Parties shall not be liable to Buyer with respect to those claims in the aggregate that do not exceed $25,000. In addition, the Selling Parties' indemnification of Buyer hereunder shall be limited to and shall not exceed $10,000,000, except for any claims and obligations arising on or prior to the Closing Date relating to the representations and warranties regarding federal, state and local taxes, to intellectual property and to the Accounts Receivable, for which Selling Parties agree to indemnify Buyer fully without regard to these limits).

         12.3 Access to Records. From and after the Closing, Selling Parties shall allow Buyer, and its counsel, accountants and other representatives, such access to records which after the Closing may be in the custody or control of Selling Parties as Buyer reasonably requires in order to comply with its obligations under the law or under contracts assumed by Buyer pursuant to this Agreement.

         12.4 Non-Competition and Non-Solicitation. Except for the services to be provided to Buyer pursuant to the Security Agreement, Shareholder shall not for five (5) years from the date of this Agreement engage in any Business within the United States which is competitive to the Business, and, for a period of two (2) years after the date of this Agreement, Shareholder shall not solicit any employee of Seller either prior to or after the Closing Date to leave such employment, or hire such employee.

         12.5 Deposit of Checks. Upon Buyer's request, Selling Parties shall cooperate with Buyer in making all necessary or desirable arrangements so that checks and other payments on Accounts Receivable purchased by Buyer pursuant to this Agreement may be deposited into Buyer's bank accounts without endorsement by the Seller.

         12.6 Hold Back and Setoff. In the event that any claim is made against Buyer or the Assets being acquired herein which arises prior to or after the date of Closing for which Selling Parties, jointly or severally, are obligated herein, Buyer will have the right to hold back a reasonable amount for such claim from any payments that may be due Seller or its assignee(s) under Sections 2.1(b) until such claim has been settled or finally determined by a court of competent jurisdiction. Subject to the provisions of Section 12.9, in the event Buyer pays any such claim, Buyer may setoff such amounts including any interest, reasonable attorney fees and costs it has incurred in defending itself, from any contingency payments that may be due under Section 2.1(b). Notwithstanding the foregoing sentence, the Selling Parties shall not be responsible for any defense expenses of the Buyer so long as the Selling Parties continue to defend any such claim until the final resolution of the claims.

         12.7 Indemnification of Selling Parties. Buyer shall indemnify and hold Selling Parties harmless from and against all damages, claims and expenses (including reasonable attorneys' fees) arising out of any misrepresentation, breach of warranty or nonfulfillment of any covenant of Buyer contained in this Agreement. Notwithstanding the foregoing sentence, Buyer shall not be liable to Selling Parties with respect to those claims in the aggregate that do not exceed $25,000. In addition, Buyers' indemnification of Selling Parties hereunder shall be limited to and shall not exceed $10,000,000.

                  Notwithstanding any other provision of this Agreement, except for Buyer's obligation to pay the consideration for the Assets referred to in
Section 2.1 hereof and in connection with liabilities, contracts, and payables and obligations of Seller to be specifically assumed hereunder, Buyer shall not be liable to Seller and/or Shareholder on any warranty, representation or covenant made by Buyer in this Agreement, or under any of its indemnities in this Agreement, regarding any claims in the aggregate that do not exceed $25,000.

         12.8 Location of the MDP Assets and Business. Buyer agrees to keep the MDP Assets and Business at its present location in Atlanta, Georgia and to retain Shareholder as consultant full time for at least the first 60 days after Closing acting as the general manager and thereafter acting as a part time consultant overseeing the Business at such location pursuant to the terms of the Security Agreement for so long as the Secured Promissory Note remains due and payable.

         12.9     Indemnification Procedures.

                  (a) In connection with the indemnification provisions contained herein, the party claiming indemnification shall promptly notify the indemnifying party in writing of such a claim.

                  (b) The indemnifying party shall be entitled to assume the defense or settlement thereof with counsel of its own choosing, which counsel shall be reasonably satisfactory to the indemnified party, by notifying the party claiming indemnification of such fact within twenty (20) days after the indemnifying party receives the said written notice; provided, however, that: (a) the indemnified party shall be entitled to participate, at its own expense, in any such action or proceeding or in any negotiations or proceedings to settle or otherwise eliminate any claim for which indemnification is being sought; and (b) the indemnifying party shall not be entitled to settle, compromise, decline to appeal or otherwise dispose of such claim, action or proceeding without the consent of the indemnified party if such claim, action or proceeding in the reasonable judgment of the indemnified party either (i) involves a request for relief other than money damages; or (ii) in the event of an adverse ruling, could have a material adverse effect on the indemnified party.

                  (c) In the event that the indemnifying party does not assume the defense or settlement of any claim, action or proceeding, the indemnified party may conduct the investigation, defense, trial and, if necessary, appeal of, and/or may settle any such claim, action or proceeding.

                  (d) In the event that the indemnifying party fails to defend any claim, legal fees or other reasonable and actual costs and expenses paid or incurred by the indemnified party shall be paid to the indemnified party by the indemnifying party within thirty (30) days after receipt by the indemnifying party of the indemnified party's itemized invoice.

         12.10 Exclusive Remedy. Except with regard to the Note and the Security Agreement, the terms of this Article 12 shall provide the exclusive remedy of the Selling Parties and the Buyer for claims brought for damages for any and all breaches of representations, warranties or covenants made in this Agreement or in any document delivered in connection with this Agreement.

         12.11 Access to Records. From and after the Closing, Selling Parties shall allow Buyer, and its counsel, accountants and other representatives, such access to records which after the Closing may be in the custody or control of Selling Parties as Buyer reasonably requires in order to comply with its obligations under the law or under contracts assumed by Buyer pursuant to this Agreement.

         12.12 S Corporation Taxes. Shareholder agrees that he will prepare and file any required S corporation federal and state and local tax returns for Seller when due, and will pay all applicable taxes shown to be due thereon.

ARTICLE 13. COSTS

         13.1 Finder's or Broker's Fees. Each of the parties represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as it knows, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions.

         13.2 Expenses. Except as otherwise provided in this Agreement, each of the parties shall pay all costs and expenses, including, but not limited to attorneys' and accounting fees, incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

ARTICLE 14. FORM OF AGREEMENT

         14.1 Headings. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

         14.2 Entire Agreement; Modification; Waiver. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

ARTICLE 15. PARTIES

         15.1 Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

         15.2 Assignment. Buyer may not assign or delegate any of its rights or obligations under this Agreement or any part hereof without the prior written consent of Seller, except for any assignment in connection with the sale of all or substantially all of Buyer's assets or capital stock to an unaffiliated third party. Except as otherwise set forth herein the Selling Parties may not assign or delegate any of their respective rights or duties hereunder without the prior written consent of the Buyer. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and assigns.

ARTICLE 16. REMEDIES

         16.1 Recovery of Litigation Costs. If any legal action or any arbitration or other preceding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

         16.2 Conditions Permitting Termination. Either party may on the Closing Date terminate this Agreement by written notice to the other, without liability to the other, if any bona fide action or proceeding shall be pending against either party on the Closing Date that could result in an unfavorable judgment, decree or order that would prevent or make unlawful the carrying out of this Agreement.

         16.3     Selling Parties' Right to Cure.

         (a) Notwithstanding any provision of this Agreement to the contrary, in the event that Buyer obtains actual knowledge of any breach of any representation or warranty of the Selling Parties in this Agreement or that Selling Parties have failed to obtain any consent required to be obtained by them, and in the event Buyer intends to assert such breach or failure as failure of Buyer's conditions precedent to Closing, Buyer shall immediately notify Selling Parties of such breach or failure, and Selling Parties shall have twenty
(20) days within which to cure such breach or failure to the reasonable satisfaction of Buyer. In the event Selling Parties are unable to cure such breach or failure within said 30 day period, Selling Parties shall proceed in good faith to cure such breach or failure, and the Closing

Date shall be postponed appropriately until (i) Selling Parties have cured such breach or failure, (ii) Buyer waives such breach or failure, or (iii) either Selling Parties or Buyer elect (by delivering written notice of such election to the other party) to proceed promptly with the Closing and to resolve the issue of such breach or failure pursuant to subsection (b) next below; provided, however, that from and after June 30, 2001, if the Closing has not occurred, each of Selling Parties, on the one hand, and Buyer, on the other, shall have the right to terminate this Agreement without liability to such party unless such party is in breach of its obligations under this Agreement.

         (b) In the event that Selling Parties are unable to cure a breach or failure described in paragraph (a) next above within 30 days of the date the Buyer notifies Selling Parties of such breach or failure, and if either Sellers or Buyer elect to proceed pursuant to this subsection, (i) Sellers and Buyer shall proceed in good faith to agree upon the amount of cash Buyer would be required to expend to cure such breach or failure (the "Cure Amount"), (ii) the Cure Amount shall be reflected as an adjustment on the certificate under Section 5(b)(i), and (iii) the parties shall proceed with the Closing as soon as practicable thereafter. If Selling Parties and Buyer cannot agree upon the Cure Amount within 30 days of the date either party notifies the other of such party's election to proceed under this Section 16.3 (b), the parties shall proceed promptly with the Closing and the dispute regarding the Cure Amount shall be submitted to arbitration, binding upon both parties and not subject to dispute or review, as follows:

                  (i) Such arbitration shall take place before and in accordance with the arbitration rules of the American Arbitration Association (the "AAA") and all issues relating to arbitrability or the enforcement of this agreement to arbitrate shall be governed by the Federal Arbitration Act (9 U.S.C. ss.1 et seq.) and the federal common law of arbitration.

                  (ii) If either party fails to appear at the properly noticed arbitration proceeding regarding the Cure Amount, an award may be entered against such party by default or otherwise, notwithstanding such failure to appear.

                  (iii) Arbitration proceedings shall take place in Atlanta, Georgia, unless otherwise agreed by Buyer and the Selling Parties, and shall be conducted before three (3) arbitrators, one of which shall be chosen by Buyer and one by the Selling Parties, and the third of which shall be selected by the two (2) arbitrators so chosen. If the two arbitrators so chosen are unable to agree upon a third arbitrator, Buyer and the Selling Parties shall petition the AAA to appoint the third arbitrator.

                  (iv) If the determination of the Cure Amount is made after the Closing, Selling Parties or Buyer shall promptly make appropriate payment in cash to the other party. Selling Parties, on the one hand, and Buyer, on the other hand, shall each bear a fraction of the cost of such arbitration, the numerator of which fraction shall equal, with respect to the Selling Parties, the difference between Selling Parties' determination of the Cure Amount and the arbitrators' determination of the Cure Amount, and, with respect to Buyer, the difference between Buyer's determination of the Cure Amount and the arbitrators' determination of the Cure Amount, and the denominator of which fraction with respect to both the Selling Parties and Buyer shall equal the aggregate sum of the two differences.

ARTICLE 17. NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         All representations, warranties, covenants and agreements in this Agreement or in any Schedule, instrument, certificate, opinion or other writing provided for in it, shall survive the Closing for a period of two (2) years thereafter.

ARTICLE 18. NOTICES

         All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail registered or certified, postage prepaid, return receipt requested, and properly addressed as follows:

                  SELLER:              MDP Corporation
                                       1575 Northside Drive
                                       Suite 470
                                       Atlanta, Georgia   30318
                                       Attn.: Mr. David Aiken, President and CEO

                  SHAREHOLDER:         David Aiken
                                       2460 Peachtree Road
                                       Apartment 1513
                                       Atlanta, Georgia  30305


                      with copy to:    Kilpatrick Stockton LLP
                                       1100 Peachtree Street
                                       Suite 2800
                                       Atlanta, Georgia 30309-4530
                                       Attn. Harold E. Abrams, Esq.

                  BUYER:               ProxyMed, Inc.
                                       2555 Davie Road, Suite 110
                                       Fort Lauderdale, Florida 33317
                                       Attn.: Chief Executive Officer

                      with copy to:    ProxyMed, Inc.
                                       2555 Davie Road, Suite 110
                                       Fort Lauderdale, Florida 33317
                                       Attn.: Chief Legal Officer

Any party may change its address for purposes of this Article by giving the other parties written notice of the new address in the manner set forth above.

ARTICLE 19. GOVERNING LAW

         This Agreement shall be construed in accordance with, and governed by, the laws of the State of Georgia, without regard to its conflict of laws provisions.

ARTICLE 20 ARBITRATION

         20.1 Except as otherwise provided herein, any dispute, controversy or claim arising out of or relating to this Agreement or any contract or agreement entered into pursuant hereto or the performance by the parties of its or their terms shall be settled by binding arbitration held in Atlanta, Georgia, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this
Section 20.1. The interpretation and enforceability of this Section 20.1 shall be governed exclusively by the Federal Arbitration Act, 9 U.S.C. ss.ss. 1-16.

         20.2 If the matter in controversy (exclusive of attorney fees and expenses) shall appear, as at the time of the demand for arbitration, to exceed $100,000.00, then the panel to be appointed shall consist of three neutral arbitrators; otherwise, one neutral arbitrator.

         20.3 The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within one hundred twenty (120) days after the selection of the arbitrator(s). The arbitrator(s) shall give the parties written notice of the decision, with the reasons therefor set out, and shall have thirty (30) days thereafter to reconsider and modify such decision if any party so requests within ten (10) days after the decision. Thereafter, the decision of the arbitrator(s) shall be final, binding, and nonappealable, absent fraud or arithmetical error, with respect to all persons, including, without limitation, persons who have failed or refused to participate in the arbitration process.

         20.4 The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to award the costs of the arbitration and recovery of attorneys fees and expenses in such manner as may be consistent with Section 16.1 hereof.

         20.5 All proceedings under this Article 20, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties.

         20.6 The decision shall be binding, and the prevailing party may enforce such decision in any court of competent jurisdiction.

         20.7 The fact that the dispute resolution procedures specified in this Agreement shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party and to the right of set off provided herein.

         20.8 All applicable statutes of limitation shall be tolled while the procedures specified in this Article 20 are pending. The parties will take such action, if any, required to effectuate such tolling.

ARTICLE 21 MISCELLANEOUS

         21.1 Announcements. Except as and to the extent required by any applicable law, regulation or order, including Securities and Exchange Commission regulations, no party to this Agreement shall, and each shall direct its representatives not to, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of negotiations regarding a proposed transaction between the parties or any of the terms, conditions or other aspects of a proposed transaction without prior written consent of the other party, In the event any party is required by applicable law, regulation or order to make any such disclosure, such party shall provide prior notice of such required disclosure to the other party. Selling Parties and Buyer agree to make a public announcement of the Closing of this transaction and Buyer will deliver to Seller a copy of the proposed public announcement relating to this transaction prior to the publication thereof in order to give Seller an opportunity to make recommendations with respect thereto, which recommendation shall in no way be binding on Buyer.

         21.2 Confidentiality. Buyer and Selling Parties hereby ratify and confirm that they have entered into a legally binding agreement dated March 14, 2001, whereby Buyer and Selling Parties on behalf of themselves have agreed as to matter of confidentiality, all as more fully set out on Addendum "A" attached hereto and incorporated herein by reference. The Confidentiality Agreement shall survive for two (2) years from the Closing Date.

         21.3 Further Actions. Each party shall execute and deliver such other certificates, agreements and other documents and take such other actions as may reasonably be requested by the other parties in order to consummate or implement the transactions contemplated by this Agreement.

         21.4 Severable Covenants. In the event that any provision contained herein is declared invalid or illegal, the other provisions hereof shall not be affected or impaired thereby and shall remain valid and enforceable.

         21.5 Specific Performance. In the event of a breach or threatened breach by any party hereto of the provisions of this Agreement, the other party hereto shall be entitled to specific performance. Nothing herein shall be construed as prohibiting any party hereto from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages, except that Selling Parties shall not be liable to Buyer for any monetary damages for any breach by Selling Parties that Buyer was aware of prior to the Closing Date.

         21.6 Counterparts. This Agreement may be signed in two or more counterparts, any one of which need not contain the signatures of more that one party, but all such counterparts taken together will constitute one and the same instrument. In addition, execution of this Agreement may be transmitted by one party to the other via facsimile.

         IN WITNESS WHEREOF, the parties to this Agreement have duly executed it as of the day and year first above written.

                                                             BUYER:

                                 PROXYMED, INC.

Attest:


By:       /s/ Frank M. Puthoff                   By:   /s/ Judson E. Schmid
     -----------------------------------            ----------------------------
     Frank M. Puthoff                               Judson E. Schmid
     Secretary                                      Chief Financial Officer
                                                    and Executive Vice President


                                                 SELLER:

                                                 MDP CORPORATION

Attest:


By:       /s/ Harold E. Abrams                   By:   /s/ David Aiken
     -----------------------------------            ----------------------------
     Secretary                                      David Aiken, President
                                                    President and Chief
                                                    Executive Officer


                                                 SOLE SHAREHOLDER:

                                                        /s/ David Aiken
                                                 -------------------------------
                                                 David Aiken